Exhibit 99.7

SALES PLAN

SALES PLAN, dated as of the date set forth on the signature page (the “Sales Plan”), among Peter Vinnemeier (the “Seller”), and Goldman Sachs International, a company incorporated in England (together with its successors and permitted assigns, “GSI”).
WHEREAS, the Seller desires to establish the Sales Plan to sell ordinary shares, par value € 0.06 per share (the “Shares”), of trivago N.V. (the “Issuer”) in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein.
NOW, THEREFORE, Seller and GSI hereby agree as follows:
1.GSI will be responsible for effecting one or more sales (each a “Sale”) of Shares as set out in the attached Annex A to this Sales Plan. All orders will be deemed day orders only and not held unless otherwise specified in Annex A. GSI is hereby authorized to execute and act through one or more of its affiliated broker-dealers, including Goldman Sachs & Co. LLC (“GS&Co.”), in implementing a Sale under this Sales Plan.
2.This Sales Plan shall become effective as of the date hereof and shall terminate on the earliest of: (a) March 31, 2020, (b) the date on which GSI has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 13 below, and (d) the date GSI receives notice of the death or dissolution of the Seller, as applicable.
3.This Sales Plan modifies and supplements each client agreement with GSI as evidenced by the account opening letter entered into with GSI (the “Agreement”), solely for the purpose of effecting this Sales Plan in accordance with the terms herein. In all other respects, the terms and conditions of each Agreement shall continue to govern the relationship with GSI. Capitalised terms used in this Sales Plans and not otherwise defined herein shall have the meanings specified for such terms in the Agreement. In the event of any inconsistency between the provisions of this Sales Plan and the remaining provisions of the Agreement, this Sales Plan shall prevail to the extent of such inconsistency.
4.The parties shall use the following contact information for notices:
Notices to GSI:
Goldman Sachs International
c/o Goldman Sachs & Co. LLC
Control Room
Fax No.: (212) 256-6533
Phone No.: (212) 902-1511
Email: gs-controlroom-ny@ny.email.gs.com
Attention: Single Stock Risk Management

Notices to the Seller:

Peter Vinnemeier
c/o trivago N.V.
Kesselstraße 5 - 7
40221 Düsseldorf
Germany

Notices to the Issuer:

trivago N.V.
Kesselstraße 5 - 7
40221 Düsseldorf
Germany
Attn:     ***

5.The Seller understands that GSI may effect Sales hereunder with orders for other sellers of Shares of the Issuer and that the average price for executions resulting from bunched orders will be assigned to the sellers’ respective accounts.
6.The Seller represents, warrants and covenants that:
6.1     The Seller is not aware of any material, non-public information with respect to the Issuer or any securities of the Issuer (including the Shares) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. It is the intention of the parties that this Sales Plan comply with requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).
6.2    The Seller has consulted with the Seller’s own advisors as to the legal, accounting and tax aspects of the Seller’s adoption and implementation of this Sales Plan and the Seller is not relying on advice of GSI or any affiliate of GSI in making any of the representations, warranties or covenants contained herein.
7.The Seller represents that the Shares are “restricted securities” and/or that the Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”). The Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Shares pursuant to paragraph (a)(2) or (e) of Rule 144 to take any action that would cause the Sales not to comply with Rule 144. The Seller has provided GSI with ten (10) executed Forms 144, which GSI will complete and file on behalf of the Seller. The Seller understands and agrees that unless otherwise instructed, GSI will generally make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Sales Plan, provided that GSI may file Forms 144 more or less frequently as may be appropriate under the circumstances. Such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1. The Seller shall provide GSI with such information as is reasonably necessary for GSI to accurately and in a timely manner complete the Forms 144. For the purposes of this Sales Plan, “Business Day” means any day that GS&Co. is open for the conduct of business in New York.
8.The Seller represents and warrants that Seller is currently permitted to sell Shares in accordance with the Issuer’s insider trading policies and has obtained the approval of the Issuer’s counsel to enter into this Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with the ability of GSI or its affiliates to execute Sales and effect delivery and settlement of such Sales on behalf of the Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers. The Seller shall notify GSI immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan. In the event such restriction exists, including, without limitation, any restriction relating to the extension of a lock-up period under a lock-up agreement, then, following such notice, GSI shall cease effecting Sales for the duration of the restriction and any such Sales that GSI is unable to effect shall be deemed to be Unfilled Sales (as defined below) and the provisions of paragraph 11 below shall apply.
9.The Seller will not directly or indirectly communicate any information relating to the Issuer or Issuer securities to any employee of GSI or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.
10.The Seller shall make all filings, if any, required under Sections 13(d), 13(h), and 16 of the Exchange Act.
11.The Seller understands that GSI may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the GSI or any other event or circumstance (a “Blackout”). The Seller also understands that even in the absence of a Blackout, GSI may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Shares to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (each such sale, an “Unfilled Sale” and “Unfilled Sales” has a corresponding meaning).
GSI agrees that if the Issuer enters into a transaction that imposes trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if the Issuer and Seller provide GSI at least three (3) days prior notice of such trading restrictions, then GSI will cease effecting Sales under this Sales Plan until notified by the Issuer and the Seller that such restrictions have terminated. All required notifications to GSI under this Sales Plan shall be made in writing (signed by both of the Seller and Issuer) in accordance with paragraph 4 above and confirmed by telephone. GSI shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction. Any Unfilled Sales and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.
12.The Seller agrees that GSI and its affiliates and their directors, officers, employees, and agents (collectively, “GS Persons”) shall not have any liability whatsoever to Seller for any action taken or omitted to be taken in connection with the Sales Plan, the execution or settlement of any Transaction, the taking of any other action permitted hereunder or any amendment, modification or termination of the Sales Plan, unless such liability is determined in a non‑appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of the GS Person. The Seller further agrees to hold each GS Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such GS Person in connection with or arising out of any suit, action or proceeding relating to the Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an “Action”) and to reimburse each GS Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such GS Person’s gross negligence, willful misconduct or bad faith. This paragraph 12 shall survive termination of this Sales Plan.
Each of the foregoing representations, warranties and agreements shall be deemed repeated at the time of any amendment or termination of the Sales Plan.
13.The Sales Plan may be amended, modified or terminated only in writing signed by the parties, which the Issuer has reviewed and not object to, and provided that any such amendment, modification or termination shall only be made at a time when the Seller is otherwise permitted to effect Sales under law or the Issuer’s trading policies and at a time when the Seller is not aware of material, non-public information concerning the Issuer or the Shares. In the event of a modification or amendment to this Sales Plan, or in the event the Seller establishes a new plan, no Sales shall be effected during the thirty (30) days immediately following such amendment, modification or termination (other than Sales already provided for in this Sales Plan prior to amendment, modification or termination).
14.    This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine.
15.    This Sales Plan may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Sales Plan to be duly executed as of the date below.

GOLDMAN SACHS INTERNATIONAL

By:    /s/ Tristan Blood________________
Name:    Tristan Blood___________________
Title:    Managing Director______________

PETER VINNEMEIER

By:    /s/ Peter Vinnemeier______________
Date:    May 9, 2019____________________

Agreed and acknowledged by the Issuer:
trivago N.V.
By:    /s/ Axel Hefer___________________
Name:    Axel Hefer_____________________
Title:    Managing Director_______________

Annex A

Peter Vinnemeier
trivago N.V.

GSI shall sell up to a maximum of 6,000,000 shares of Stock (the “Shares”) under Part A and Part B of this Sales Plan in accordance with the following:

Part A

GSI shall enter limit orders for the amounts shown below on each trading day listed in the table below (each an “Order Begin Date”). No more than 5,500,000 Shares shall be sold under this Part A. Notwithstanding the last sentence in paragraph 1 of the Sales Plan, each of the below orders to effect Sales shall be a good-til-cancelled order that shall expire at the earlier of (i) the full execution of the related Sale and (ii) the corresponding Order End Date. Furthermore, notwithstanding the specified Sale Quantity, GSI will use commercially reasonable efforts to sell, on any trading day, a number of Shares that is no more than **% of the reported daily trading volume on such Trade Date (the “Trading Volume Requirement”).  Any Shares not sold due to the Trading Volume Requirement shall be considered Unsold Shares and carried forward as per the preceding paragraph. Seller acknowledges and agrees that any failure by GSI to satisfy the Trading Volume Requirement shall not affect the validity of any Sales and such Sales shall be deemed to be in accordance with the terms of this Sales Plan.

Order #	Order Begin Date	Order End Date	Sale Quantity*	Limit Price*
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
		Total:	5,500,000

Part B

GSI shall enter limit orders for the amounts shown below on each trading day listed in the table below (each an “Order Begin Date”).  No more than 500,000 Shares shall be sold under this Part B. Notwithstanding the last sentence in paragraph 1 of the Sales Plan, each of the below orders to effect Sales shall be a good-til-cancelled order that shall expire at the earlier of (i) the full execution of the related Sale and (ii) the corresponding Order End Date, provided that no more than ** shares shall be sold on any trading day.

Order #	Order Begin Date	Order End Date	Sale Quantity*	Limit Price*
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**
		Total:	500,000

* Share amounts and limit prices listed shall be increased or decreased to reflect stock splits should they occur

GOLDMAN SACHS INTERNATIONAL

By:    /s/ Tristan Blood________________
Name:    Tristan Blood___________________
Title:    Managing Director______________

PETER VINNEMEIER

By:    /s/ Peter Vinnemeier______________
Date:    May 9, 2019____________________

Agreed and acknowledged by the Issuer:
trivago N.V.
By:    /s/ Axel Hefer___________________
Name:    Axel Hefer_____________________
Title:    Managing Director_______________